EXHIBIT 10.18
DEX ONE
PENSION BENEFIT EQUALIZATION PLAN
Amended and Restated as of January 1, 2011

ARTICLE I.
DEFINITIONS
     1.01 “Account” means the Participant’s notional account under this Plan.
     1.02 “Account Balance” means the balance credited to the Participant’s Account, which is equal to the Participant’s notional account balance determined as of December 31, 2007 under this Plan, plus Contribution Credits and Interest Credits credited to the Participant’s Account hereunder on and after January 1, 2008. No Participant will receive Contribution Credits for any period beginning after December 31, 2008.
     1.03 “Administrator” means the Committee or its duly authorized delegate. References herein to the Administrator shall be deemed to include its delegate, if any.
     1.04 “Aggregate Benefit” shall mean the sum of the present values of the Participant’s vested benefits under this Plan and all other Aggregated Plans, but excluding benefits that are grandfathered for purposes of Code Section 409A.
     1.05 “Aggregated Plans” shall mean this Plan and all other plans and arrangements that are aggregated with this Plan under Code Section 409A and applicable guidance thereunder, including Treas. Reg. §1.409A-1(c)(2).
     1.06 “Beneficiary” means the person or persons designated by the Participant in accordance with Article IX.
     1.07 “Benefit Determination Date” means the date as of which the amount payable to the Participant or Beneficiary under this Plan is calculated, which will be the last day of the calendar month immediately preceding the calendar month in which the payment is due under the Plan.
     1.08 “Code” means the Internal Revenue Code of 1986, as amended.
     1.09 “Committee” means the Compensation and Benefits Committee of the Company’s Board of Directors.
     1.10 “Company” means Dex One Corporation (formerly known as R.H. Donnelley Corporation).
     1.11 “Company Credits” means Company Credits as defined under the Retirement Plan.
     1.12 “Contribution Credits” means an amount equal to the difference between (i) the Company Credits credited to the Participant’s Retirement Account for the calendar month, and (ii) the Company Credits that would have been credited to the Participant’s Retirement Account for such calendar month but for the restrictions of Code Sections 401(a)(17) and 415. Such Contribution Credits will be credited to the Account of each Participant under the Plan as of the last day of each calendar month beginning on or after January 1, 2008. No Participant will receive Contribution Credits for any period beginning after December 31, 2008.
     1.13 “Disability” or “Disabled” means the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Notwithstanding the foregoing, a Participant shall be deemed Disabled if he or she is determined to be totally disabled by the Social Security Administration.

     1.14 “DonTech Prior Plan” means the Pension Benefit Equalization Plan of DonTech.
     1.15 “Employer” means Employer as defined under the Retirement Plan.
     1.16 “Interest Credit” means the amount credited to a Participant’s Account as interest in each calendar month, which will be equal to the applicable interest crediting rate under the Retirement Plan for such month multiplied by the Participant’s Account Balance as of the end of the immediately preceding month. Interest Credits will be credited to the Participant’s Account each calendar month through the Participant’s Benefit Determination Date.
     1.17 “Participant” means any employee of the Employer who meets the eligibility requirements of Section 3.01 of this Plan. The term “Participant” shall also include employees actively participating in this Plan on December 31, 2007, and any former employee who has a vested benefit under this Plan as of December 31, 2007, but who has not received or started receiving Plan benefits.
     1.18 “Plan” means the Pension Benefit Equalization Plan of R.H. Donnelley, as set forth in this instrument and as hereafter amended from time to time. Effective on and after January 29, 2010, the Plan shall be known as the “Dex One Pension Benefit Equalization Plan.”
     1.19 “Retirement Plan” means Dex One Retirement Account, as amended from time to time.
     1.20 “Retirement Account” means the Participant’s Retirement Account as defined under the Retirement Plan.
     1.21 “Separation from Service” means the Participant’s “separation from service” from the Employer within the meaning of Code Section 409A(a)(2)(A)(i) and applicable regulations and other guidance thereunder. The employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, except that if the period of such leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, then the employment relationship shall be deemed to have terminated on the first day immediately following such six-month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
ARTICLE II.
HISTORY AND PURPOSE OF THE PLAN
     The Company originally established the Plan effective as of July 1, 1998 to provide the benefits eligible employees are not entitled to receive under the Retirement Plan solely on account of limitations on qualified plan benefits imposed by Code Sections 401(a)(17) and 415. The Company amended and restated the Plan effective as of January 1, 2008 to comply with changes in federal tax laws, including the requirements of Code Section 409A.
     The Plan replaced the DonTech Prior Plan, which ceased to exist as of January 1, 2007, when the DonTech Retirement Account was merged with and into the Retirement Plan.
     The terms and provisions of the Plan as set forth herein shall not apply to benefits paid prior to January 1, 2008. Annuity forms of payment that commenced after December 31, 2004 but prior to January 1, 2008 shall continue according to the elected or specified form of payment and shall not be delayed or accelerated.
     The portion of the Plan providing benefits in excess of the limitations of Code Section 415 is intended to be an “excess benefit plan” as that term is defined in Section 3(36) of ERISA. The remainder of the Plan is intended to be a “top hat” plan for a select group of management or highly compensated employees as described in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.

     Effective as of December 31, 2008, and pursuant to resolutions adopted by the Committee on October 21, 2008, this Plan was frozen; no Employee shall become a Participant under the Plan and no benefits shall accrue to any Participant under the Plan after such date except to the extent provided in Sections 1.02 and 1.16 with respect to the crediting of Interest Credits to a Participant’s Account.
     The Company is amending and restating the Plan as set forth herein to reflect the change in the Company’s name. Except as provided herein, this amended and restated Plan is effective on and after January 1, 2011.
ARTICLE III.
ELIGIBILITY AND AMOUNT OF BENEFITS
     3.01 Eligibility. Each employee of the Employer will become a Participant in this Plan if and when his or her benefits under the Retirement Plan are limited by Code Section 401(a)(17) or 415. No Employee shall become a Participant under the Plan after December 31, 2008.
     3.02 Amount of Benefit. Subject to the vesting requirements of Section 3.04, the Participant will be entitled to receive at the time specified in Article IV a single, lump sum payment equal to the Participant’s Account Balance as of the Benefit Determination Date; provided, however, if the Participant has a Frozen Accrued Benefit or a Grandfather Benefit Amount (each as defined under the Retirement Plan), this Section shall not apply and the Participant’s benefit under this Plan will be determined under Section 3.03.
     3.03 Amount of Benefit for Participants with Frozen Accrued or Grandfathered Benefits under the Retirement Plan. If the Participant has a Frozen Accrued Benefit or a Grandfather Benefit Amount under the Retirement Plan, subject to the vesting requirements of Section 3.04, the Participant’s benefit under this Plan will be equal to the excess of the total benefit described in paragraph (a) over the qualified benefit described in paragraph (b) of this Section, as determined by the Administrator as of the Benefit Determination Date.
     (a) The total benefit is the accrued benefit the Participant would have under the Retirement Plan as of the Benefit Determination Date but for the restrictions of Code Sections 401(a)(17) and 415, taking into account any early retirement or early payment subsidy that would be applicable under the Retirement Plan. Changes in the applicable limits of Code Sections 401(a)(17) and 415 after December 31, 2008 shall be disregarded. The total benefit determined in accordance with this paragraph shall be frozen as of December 31, 2008.
     (b) The qualified benefit is the Participant’s actual accrued benefit under the Retirement Plan as of the Benefit Determination Date, taking into account any early retirement or early payment subsidy that would be applicable under the Retirement Plan.
The Administrator may establish such calculation methods and procedures as it deems necessary or appropriate from time to time for the purpose of determining benefits under this Section, provided that any actuarial methods and assumptions are consistent with the actuarial methods and assumptions applicable under the Retirement Plan. If the benefit determined above is expressed in any form other than a single, lump sum payable at the time specified in Article IV, the benefit will be converted to a single, lump sum payable at such time using the same actuarial methods and assumptions that would be used in determining present value under the Retirement Plan.
     3.04 Vesting. The Participant will become vested in his or her benefit under this Plan when the Participant becomes 100% vested in his or her benefits under the Retirement Plan. No benefit will be payable to the Participant or any Beneficiary hereunder so long as the Participant has not satisfied the vesting requirements of the Retirement Plan.

ARTICLE IV.
PAYMENT OF BENEFITS
     4.01 Payment Following Separation from Service for Reasons Other Than Death or Disability. If any Participant suffers a Separation from Service for any reason other than death or Disability, the Employer shall pay the benefit determined in accordance with Article III to the Participant in the seventh calendar month following his or her Separation from Service or, if later, in the month following his or her 55th birthday. If the Participant’s Separation from Service occurs prior to June 1, 2007, the Employer shall pay the benefit determined in accordance with Article III to the Participant in the month of January 2008 or, if later, in the month following his or her 55th birthday.
     4.02 Payment Following Disability. If any Participant has at least three (3) years of vesting service under the Retirement Plan and becomes Disabled while actively employed by the Employer, the Employer shall pay the benefit determined in accordance with Article III to the Participant in the first calendar month beginning on or after the Participant’s 65th birthday or, if earlier, in the month containing the third anniversary of the Participant’s Disability. If the benefit would otherwise be paid prior to the Participant’s 65th birthday, the Participant may elect to defer payment of the benefit until the first calendar month beginning on or after the Participant’s 65th birthday, provided that the Participant files a written deferral election with the Administrator at least twelve (12) months before the benefit would otherwise be paid. The Participant’s deferral election will not become effective until the 13th calendar month after it is filed with the Administrator.
     4.03 Payment Following Death. If any Participant dies before receiving payment of his or her Plan benefits in accordance with Section 4.01 or 4.02, the Employer shall pay the benefit determined in accordance with Article III to the Participant’s Beneficiary in the seventh calendar month following the Participant’s death.
     4.04 Required Six-Month Delay Applicable to Certain Participants. If a Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) (as determined under applicable Company procedures) and the Participant’s benefit under this Plan (or any portion thereof) becomes payable on account of his or her Separation from Service, distributions may not be made before the date which is six (6) months after the Participant’s Separation from Service.
     4.05 Small Benefits. Notwithstanding the foregoing provisions of Article IV, if a Participant’s Aggregate Benefit as of any payment date does not exceed the applicable de minimis amount, the Employer may by written action in advance require immediate payment of the entire remaining Aggregate Benefit under this Plan to the Participant (or his or her Beneficiary, if applicable) in a single lump sum in cash, in full satisfaction of the Employer’s obligations under this Plan, provided that the Employer also by written action in advance requires immediate payment of the Participant’s remaining benefits under all other Aggregated Plans. The applicable de minimis amount is equal to the applicable dollar amount under Code Section 402(g)1)(B).
ARTICLE V.
CONTRIBUTION CREDITS FOR CERTAIN DISABLED PARTICIPANTS
     If the Participant is Disabled and receiving disability benefits under the Employer’s long-term disability plan and is also receiving disability benefits under the federal Social Security Act, the Participant will continue to have Contribution Credits credited to his or her Account under this Plan until the earliest of (i) the Participant’s Benefit Determination Date, (ii) the date on which the Participant is no longer entitled to disability benefits under the Employer’s long-term disability plan, or (iii) the date on which the Participant is no longer entitled to disability benefits under the federal Social Security Act.
     Notwithstanding the foregoing, no Participant will receive Contribution Credits for any period beginning after December 31, 2008.

ARTICLE VI.
ADMINISTRATION
     6.01 Powers of the Administrator. The Plan shall be administered by the Administrator. The Administrator shall have the discretionary powers and authority necessary or advisable for the proper administration of the Plan, including, but not limited to, the discretionary power and authority to:
     (a) Interpret the Plan and other documents, decide questions and disputes, supply omissions, and resolve inconsistencies and ambiguities arising under the Plan and other documents;
     (b) Make any other determinations that it believes necessary or advisable for the administration of the Plan;
     (c) Establish rules, regulations and forms of agreements and other instruments relating to the administration of the Plan not inconsistent with the Plan;
     (d) Maintain any records necessary in connection with the operation of the Plan;
     (e) Retain counsel, employ agents, and provide for such clerical, accounting, actuarial, and consulting services as it deems necessary or desirable to assist it in the administration of the Plan;
     (f) Make benefit payments and determine benefit decisions upon claims and appeal to the extent it has the authority to make such claim and appeal determinations under Article VII; and
     (g) Otherwise administer the Plan in accordance with its terms.
     (h) All such interpretations, decisions, determinations, resolutions, and other actions of the Administrator shall be final and binding on all Participants, Beneficiaries, and other persons.
     6.02 Delegation. In its absolute discretion, the Administrator may delegate all or any part of its authority hereunder and other administrative duties of the Administrator to an employee or a committee composed of employees of the Employer and/or members of the Employer’s board of directors and all reference to the Administrator in the Plan shall be deemed to include any such delegate to the extent authorized by such delegation. All interpretations, decisions, determinations, resolutions, and other actions of any director or employee or committee of directors or employees acting within the scope of authority delegated by the Administrator shall be final and binding upon all Participants, Beneficiaries, and other persons as if taken directly by the Administrator. No determination of the Administrator in one case shall have any precedential effect, create any inference or result in any retroactive adjustment with respect to any other case.
     6.03 Costs of Administration. The costs of administering the Plan shall be borne by the Employer.
     6.04 Reliance. The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any director, officer or other employee of the Employer, the Employer’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Employer to assist in the administration of the Plan. To the maximum extent permitted by law, neither the Administrator nor any person to whom ministerial duties have been delegated shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

     6.05 Indemnification of Administrator. To the maximum extent permissible under applicable laws, the Company and the Employer shall indemnify all of their respective employees and directors involved in the administration of the Plan against any and all claims, losses, damages, costs and expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.
ARTICLE VII.
CLAIM AND APPEAL PROCEDURES
     The following claim and appeal procedure shall apply with respect to the Plan:
     7.01 Filing of a Claim for Benefits. If the Participant or Beneficiary (the “claimant”) believes that he or she is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his or her benefit, he or she shall file a written claim with the Administrator.
     7.02 Notification to Claimant of Decision.
     (a) Within 90 days after receipt of a claim by the Administrator (or within 180 days if special circumstances require an extension of time), the Administrator shall notify the claimant of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be rendered.
     (b) In the case of a claim for Disability benefits where Disability is not determined by a third party (such as the Company’s disability insurer or by the Social Security Administration), then the Administrator will respond within 45 days after receipt of the claim. The Administrator may extend this initial period by an additional 30-day period, provided that the Administrator notifies the claimant in writing prior to the end of the initial 45-day period. If, prior to the end of the first 30-day extension period the Administrator determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies the claimant, prior to the expiration of the first 30-day extension period. If the Administrator needs additional information from the claimant to process the claim, the claimant will have at least 45 days to provide the specified information, and the deadline for the Administrator to respond to the claim will be tolled until the claimant provides the information.
     (c) If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth:
1.	The specific reason or reasons for the denial;

2.	Specific reference to pertinent provisions of the Plan on which the denial is based;

3.	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

4.	An explanation of the procedure for review of the denial; and

5.	In the case of claim for Disability benefits where Disability is not determined by a third party, if an internal rule, guideline, protocol or other similar criterion was relied upon, a statement that such rule, etc., was relied upon and either a copy of such rule or a statement that such a rule was relied upon, and that a copy will be provided free of charge.
    7.03 Procedure for Appeal and Review.
     (a) Within 60 days following receipt by the claimant of notice denying his or her claim (or 180 days for a claim for Disability benefits where Disability is not determined by a third party), in whole or in part, or, if such notice shall not be given, within 60 days following the last date on which such notice could have been timely given, the claimant may appeal denial of the claim by filing a written application for review with the Administrator. Following such request for review, the Administrator shall fully and fairly review the original decision denying the claim. Prior to the decision of the Administrator following such review, the claimant shall be given an opportunity to review pertinent documents and to submit questions and comments in writing.
     (b) If the claim is for Disability benefits where Disability is not determined by a third party, the review will be conducted by a person who was neither the individual who made the initial determination or a subordinate of that person. If the initial determination was based on a medical judgment, the Administrator will consult with a health care professional who was not involved in the original determination. This professional will have appropriate training and experience in the field of medicine involved in the judgment. The Administrator will identify to claimant medical or vocational experts whose advice was obtained in connection with the initial determination.
     7.04 Decision on Review. The decision following such review of a claim denied in whole or in part shall be made in the following manner:
     (a) The Administrator shall make its decision on the appeal within a reasonable period of time, but in no event no later than 60 days (or 45 days for a Disability claim where Disability is not determined by a third party) after its receipt of the request for review. The Administrator may extend this initial period for responding to the claim by an additional 60-day period (or 45-day period for a Disability claim where Disability is not determined by a third party), provided that the Administrator notifies the claimant in writing prior to the end of the initial 60-day period (or 45-day period for a Disability claim where Disability is not determined by a third party) of the need for the extension and the date by which a determination will be made.
     (b) With respect to a claim that is denied in whole or in part, notice of the decision following such review shall be written in a manner calculated to be understood by the claimant and shall set forth:
1.	The specific reason or reasons for the decision;

2.	Specific reference to pertinent provisions of the Plan on which the decision is based;

3.	Statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents relevant to the claimant’s claim; and

4.	Statement describing the claimant’s right to bring an action under Section 502(a) of ERISA; and

5.	In the case of claim for Disability benefits where Disability is not determined by a third party:

(x) If an internal rule, guideline, protocol or other similar criterion was relied upon, the notice shall include a statement that such rule, etc., was relied upon, and either a copy of such rule or a statement that such a rule was relied upon, and that a copy will be provided free of charge; and
(y) The notice shall include the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor office and your state insurance regulatory agency.”
     (c) The decision of the Administrator shall be final and binding upon all Participants, Beneficiaries and other persons.
     7.05 Action by Authorized Representative of Claimant. All actions set forth in this Article to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act on his or her behalf on such matters. The Administrator may require such evidence as it may reasonably deem necessary or advisable of the authority of any such representative.
     7.06 Exhaustion of Administrative Remedies and Deadline for Filing Suit. A claimant must exhaust his or her administrative remedies under the Plan before filing a suit for benefits, and until the claimant exhausts such remedies he or she shall be barred from filing suit to recover benefits under the Plan. A claimant who has exhausted his or her administrative remedies must file suit no later than 180 days after the Administrator makes a final determination to deny the claim pursuant to Section 7.04, and a claimant who fails to file suit within such time limit shall be forever barred from filing suit to recover on the claim.
ARTICLE VIII.
AMENDMENT, TERMINATION AND ADJUSTMENTS
     The Committee shall have the power to amend or terminate the Plan at any time for any reason, provided that no such action shall have the effect of (i) reducing the value of or otherwise compromising any Participant’s accrued benefit as of the date of such amendment or termination, or (ii) changing the provisions of the Plan applicable to any Participant or Beneficiary in a manner that would trigger the additional taxes provided under Code Section 409A(a)(1)(B). Notwithstanding the foregoing, the Committee shall have the power to amend this Plan from time to time without the consent of any Participant or other party to the extent the Committee deems necessary or appropriate to preserve the intended tax treatment of benefits payable hereunder.
ARTICLE IX.
DESIGNATION OF BENEFICIARY
     Each Participant shall have the right to designate one or more Beneficiaries to receive any amounts payable following the Participant’s death. A Participant shall designate one or more Beneficiaries by executing the beneficiary designation form prescribed from time to time by the Administrator and filing the same with the Administrator. Any such designation may be changed at any time by execution of a new designation in accordance with this Article. If no such designation is on file with the Administrator at the time of the death of the Participant or if such designation is not effective for any reason, as determined by the Administrator, then the designated Beneficiary or Beneficiaries to receive such benefit shall be the Participant’s surviving spouse, if any, or, if none, the Participant’s estate. No Beneficiary designation or change thereto shall be effective until it has been received by the Administrator.

ARTICLE X.
MISCELLANEOUS
     10.01 Funding. The Plan is unfunded. All benefits will be paid from the general assets of the Employer.
     10.02 Assignment. Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities, engagements or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.
     10.03 Receipt and Release. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Employer for benefits under the Plan, and receipt of such payments shall constitute a release by such Participant or Beneficiary of all such claims. The Administrator may require such Participant or Beneficiary to execute a written receipt and release to such effect, but failure to secure such a written release shall not diminish the binding effect of the implied release set forth above.
     10.04 Setoff. Notwithstanding any other provision of this Plan, the Employer may reduce the amount of any payment otherwise payable to or on behalf of the Participant hereunder by the amount of any debt of the Participant to the Employer that has been incurred in the ordinary course of the employment relationship, provided that:
     (a) The entire amount of reduction in any of the Employer’s taxable years from all Aggregated Plans does not exceed $5,000; and
     (b) The reduction is made at the same time and in the same manner as the debt otherwise would have been due and collected from the Participant.
The Participant shall be deemed to have consented to such reduction.
     10.05 Unsegregated Funds; Unsecured General Creditor Status Of Participant. Neither the Plan nor any Accounts established hereunder shall represent the ownership of or beneficial interest in any actual funds or assets. The right of any person to receive payments under the Plan shall be an unsecured claim against the general assets of the Employer and no Participant or Beneficiary shall have an interest in, or lien or prior claim upon, any property of the Employer by reason of any rights of such party, or obligations owed to such party, under the Plan. Any liability of the Employer to any Participant or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. No party shall be deemed to be a trustee of or with respect to any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and a Participant or any other person.
     10.06 Reservation of Rights. Nothing in the Plan shall be construed to limit in any way the right of the Employer to terminate a Participant’s employment with the Employer, or be evidence of any agreement or understanding, expressed or implied, that the Employer will employ a Participant at any particular rate of remuneration.
     10.07 Withholding and Reporting. To the extent permitted under Code Section 409A and applicable regulations and other guidance thereunder, the Employer shall have the right to deduct or withhold from any and all payments any taxes required by law to be withheld from a Participant or Beneficiary with respect to such payments. To the extent permitted under Code Section 409A and applicable regulations and other guidance thereunder, the Administrator may accelerate the time or schedule of payment of any portion of the Participant’s benefit in order to pay taxes due or required to be withheld in connection with the benefit, including but not limited to additional taxes that become due pursuant to Code Section 409A.
     10.08 Delay of Payments. The Employer may delay any payment due to the Participant or Beneficiary hereunder if the Administrator determines that the delay is permitted under Code Section 409A and applicable guidance thereunder and that the delay is necessary (i) to comply with Federal securities laws or other applicable laws, (ii) to preserve the Employer’s deduction with respect to the payment, or (iii) to preserve the Employer’s ability to continue as a going concern.
     10.09 Number. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.
     10.10 Headings. The headings of sections and paragraphs herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text of the Plan shall control.
     10.11 Deferred Compensation. The Company and the Employer intend that amounts payable to a Participant or Beneficiary pursuant to the Plan shall not be included in income for federal, state or local income tax purposes until the benefits are actually paid or delivered to such Participant or Beneficiary. Accordingly, this Plan shall be interpreted and administered consistently with the requirements of Code Section 409A, as amended from time to time, and current and future guidance thereunder.
     10.12 No Tax Representations. The Company, the Employer and the Administrator do not represent or guarantee to any Participant or Beneficiary that any particular federal or state income, payroll or other tax treatment will result from the Participant’s participation in this Plan. The Participant or Beneficiary is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant or Beneficiary is liable as a result of the Participant’s participation in this Plan.
     10.13 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company and the Employer, their successors and assigns, and on Participants and Beneficiaries and their respective heirs, executors and legal representatives.
     10.14 Severability. If any provision of the Plan should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect but shall be interpreted and administered consistently with the requirements of Code Section 409A.
     10.15 Applicable Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware to the extent not superseded by federal law.

ARTICLE XI.
ADOPTION AND EXECUTION
     As evidence of its adoption of this amendment and restatement of the Plan, Dex One Corporation has caused this instrument to be executed by its duly authorized officer this the 14th day of October, 2010.

DEX ONE CORPORATION By the Dex One Corporation Employee Benefits Committee
By:	/s/ Gretchen Zech
Authorized Officer

     Dex One Service, Inc. (“Dex One Service”) hereby elects to become a participating Employer in the Dex One Pension Benefit Equalization Plan, and hereby adopts the Dex One Pension Benefit Equalization Plan as set forth herein. Dex One Service hereby agrees to be bound by all of the terms and provisions of the Plan as amended from time to time. Dex One Service shall participate in the Plan effective as of the later of March 1, 2010, or the first date on which Dex One Service employs an individual who has an Accrued Benefit under the Dex One Retirement Account.

DEX ONE SERVICE, INC.
By:	/s/ Mark Hianik
Authorized Officer